EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical - Daniel Movens: (313) 871-8400

Caraco Pharmaceutical - Thomas Versosky: (313) 556-4150

FOR IMMEDIATE RELEASE

Caraco Pharmaceutical Laboratories, Ltd. Reports Results for the Second Quarter and First Six Months of Fiscal 2009

DETROIT, Michigan, October 23, 2008 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted net sales for the second quarter and first six months of Fiscal 2009 of $122.2 million and $230.5 million, respectively, as compared to $41.4 million and $76.8 million, respectively, for the corresponding periods of Fiscal 2008. This represents increases of 195% and 200% over the respective periods of Fiscal 2008. Pre-tax income grew to $12.3 million for the second quarter and $26.9 million for the first six months of Fiscal 2009 as compared to pre-tax income of $4.9 million and $14.5 million, respectively, during the corresponding periods of Fiscal 2008, while net income increased by 82% to $8.4 million in the second quarter of Fiscal 2009, as compared to $4.6 million in the second quarter of Fiscal 2008 and increased to $17.9 million for the first six months of Fiscal 2009, compared to $13.1 million for the corresponding period of Fiscal 2008, an increase of 36%.

Daniel H. Movens, Caraco’s Chief Executive Officer, said, “Our sales results for the second quarter are primarily due to sales of distributed products by the Company under the distribution and sale agreement with Sun Pharma, and to a lesser extent, sales of other products launched in Fiscal 2008 under the marketing agreements with Sun Pharma as well as growth in sales of our own manufactured products.”

Mr. Movens added, “Though distributed products launched in the fourth quarter Fiscal 2008 remained a significant driver of our sales, second quarter Fiscal 2009 had solid growth on our overall product line over the corresponding period of Fiscal 2008. We continue to make inroads towards improved market share of both new and existing products while we work to maintain our current market share on what is now becoming a broader basket of products in our portfolio.”

“Our strategy remains to grow the business effectively by maximizing our sales on our approved products born out of our various paths of development. Towards the end of Fiscal 2008 , the weight of distributed product sales significantly increased. This trend has continued through the first six months of Fiscal 2009 and will most likely continue on a short-term basis. Overall, we are pleased with the direction of the Company and our continued focus on executing Caraco’s business plan is a major factor in the Company’s success.”

Second Quarter and First Six Months Fiscal 2009 Results

During the second quarter and first six months of Fiscal 2009, net sales were $122.2 million and $230.5 million, respectively, as compared to $41.4 million and $76.8 million, respectively, for the corresponding periods of Fiscal 2008. Gross profit during the second quarter and first six months of Fiscal 2009 improved to $22.0 million and $45.6 million, respectively, as compared to $18.0 million and $33.9 million, respectively, for the corresponding periods of Fiscal 2008, reflecting increases of 22% and 35%, respectively. The increases in gross profit were due to higher sales, primarily of distributed products, including Paragraph IV products, under agreements with Sun Pharma.

The gross profit margin as a percentage of net sales for the second quarter and first six months of Fiscal 2009 decreased to 18% and 20%, respectively, as compared to 44% during both of the corresponding periods of Fiscal 2008. The decreases were primarily due to the weight of increased sales of distributed products versus the sales of manufactured products, which had an impact on the overall margin percentage. Net sales for distributed products during the second quarter and first six months of Fiscal 2009 were $89.9 million and $166.2 million, respectively, as compared to $6.4 million and $13.4 million, respectively, for the corresponding periods of Fiscal 2008. The gross profit margin for distributed products for the second quarter and first six months of Fiscal 2009 was 7% and 8%, respectively, as compared to 17% and 20%, respectively, for the corresponding periods of Fiscal 2008. The decreases were primarily due to the weight of increased sales of Para IV products, which earn lower margins as a percentage of sales versus the sale of other distributed products. Net sales for manufactured products were $32.2 million and $64.3 million, respectively, during the second quarter and first six months of Fiscal 2009 as compared to $34.9 million and $63.3 million, respectively, for the corresponding periods of Fiscal 2008. The gross profit margin for manufactured products was 48% and 49%, respectively, for the second quarter and first six months of Fiscal 2009, in line with the second quarter and first six months of Fiscal 2008.

Mr. Movens stated, “Manufactured product margins have remained fairly stable period to period. This rate may or may not remain at current levels in future periods. To date we have had constant downward pricing pressure. We are hopeful that manufactured margins remain in line with Fiscal 2008 as we continue to manage, among other things, various factors such as changes in product sales mix, the balance of product sold to the various classes of trade, price erosion,new competitors entering the market and protecting and growing our market share. We can not determine the mix of distributed product sales versus manufactured product sales in any given period as it depends on our ability to gain market share on each product and is relative to when the FDA approves any given product in either category of product and the revenue potential of that product once it has been approved.”

Selling, general and administrative (“SG&A”) expenses during the second quarter and first six months of Fiscal 2009 were $4.2 million and $8.1 million, respectively, as compared to $3.0 million and $6.4 million, respectively, during the corresponding periods of Fiscal 2008. The increases were mainly related to higher marketing and administrative efforts relative to the increase in sales.

Total R&D expenses for the second quarter and first six months of Fiscal 2009 were $5.6 million and $11.1 million, respectively, as compared to $10.5 million and $13.8 million, respectively, during the corresponding periods of Fiscal 2008. The Company did not incur any non-cash R&D expenses (technology transfer costs) during the second quarter or first six months of Fiscal 2009, as compared to $5.4 million incurred for both of the corresponding periods of Fiscal 2008. The final product was transferred to Caraco by Sun Pharma Global Inc. during the third quarter of Fiscal 2008, which concluded the obligations between the parties under a technology transfer agreement between Caraco and Sun Global. Cash R&D will continue to increase in an effort to develop and file additional products. We filed four Abbreviated New Drug Applications (“ANDAs”) relating to three products with the FDA during the second quarter of Fiscal 2009. This brings our total number of ANDAs pending approval by the FDA to 23 (including four tentative approvals) relating to 19 products and one NDA pending approval.

Mr. Movens said, “As we have previously disclosed, we have implemented development strategies with various third parties both domestic and abroad, in addition to the Sun Pharma products agreements that are intended to complement both the Caraco and Sun Pharma development pipeline. We also anticipate additional development agreements will be entered into in order to eliminate any future gaps in our calendar of approvals that we anticipate from the FDA. We expect these agreements to remain key future contributors to our business in addition to our own internal product development. We continue to fortify our internal development by adding formulators to our research and development team and increasing the number of products we have in development.”

Mr. Movens stated, “The expansion of our facilities should be completed prior to the end of Fiscal 2009. The manufacturing facility that we are building, along with our new distribution facility which we recently leased, should provide the capacity we need to supply our customers effectively. Our training and succession planning is being enhanced to support our growth and predict future operational efficiencies and improved outcome in quality. We continue to work in collaboration with the State of Michigan and the City of Detroit in conjunction with local universities and technical schools in order to provide the proper talented employees. This should allow us to perform well in what is a highly regulated business. This should also create and solidify the pool of personnel required at all levels of the Company to support our growth and provide careers for the local economy. We anticipate improved productivity as our staff continues to increase their experience in their respective positions.”

“Our internal efforts, combined with Sun Pharma, in developing new products continue to pick up momentum and should permit us to grow at the level of our guidance. The current level of growth is at a high level which may not be sustainable. Based on our current distribution and sale and marketing agreements with Sun Pharma and our internal portfolio of products and future approved products, we believe we will achieve 25% growth in sales for Fiscal 2009, compared to Fiscal 2008,” added Mr. Movens.

Mr. Movens stated, “The Company intends to aggressively move forward with the development of new products. We believe that R&D remains to be a significant driver of future growth. While the development of new products will continue to impact our cash R&D expense and EPS, we believe that we will continue to have the cash and other means available to meet increased working capital requirements, fund anticipated Paragraph IV certification litigation legal expenses, and finance further capital investments. Product development is a critical element in meeting future expectations.”

“We are pleased with our overall results and the direction of the company. We look towards building on our manufacturing sales where possible while measuring the balance required to optimize our gross profit on both distributed and manufactured products. We have many projects in place that should result in improved efficiencies and productivity both from a systems and operational perspective. We will continue to work at lowering costs while maintaining quality throughput in production. As we work through reviewing various target acquisition opportunities that come available to us we may determine that we need additional cash to complete a particular acquisition. Though this could result in future borrowings, we currently remain debt free,” Mr. Movens concluded.

This press release should be read in conjunction with our Form 10-Q, which provides more detailed information on the results of the second quarter and first six months of Fiscal 2009.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, including Item 1A to the Corporation’s annual report on Form 10-K, and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements to Follow

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(A subsidiary of Sun Pharmaceutical Industries Limited)
STATEMENTS OF INCOME (UNAUDITED)

	Six months ended September 30,		Quarter ended September 30,
	2008	2007	2008	2007

Net sales	$230,465,165	$76,754,883	$122,188,425	$41,354,567
Cost of goods sold	184,879,891	42,871,307	100,186,562	23,338,768

Gross profit	45,585,274	33,883,576	22,001,863	18,015,799

Selling, general and administrative expenses	8,055,246	6,436,725	4,237,244	3,034,058
Research and development costs - affiliate	—	5,440,000	—	5,440,000
Research and development costs - other	11,065,940	8,389,210	5,581,711	5,103,723

Operating income	26,464,088	13,617,641	12,182,908	4,438,018

Other income
Interest income	420,259	886,455	142,486	419,162
Other income	420,259	886,455	142,486	419,162

Net income before income taxes	26,884,347	14,504,096	12,325,394	4,857,180
Income taxes	9,020,309	1,367,966	3,901,421	236,265

Net income	$17,864,038	$13,136,130	$8,423,973	$4,620,915

Net income per common share
Basic	$0.54	$0.46	$0.25	$0.16
Diluted	$0.44	$0.34	$0.21	$0.12

Weighted number of shares
Basic	33,035,602	28,739,315	33,389,920	28,739,315
Diluted	40,565,004	38,483,864	40,593,328	38,640,844

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